Exhibit 99.1

●	FS Bancorp, Inc. Completes Employee Stock Ownership Plan (ESOP) Purchases
●	Announces Preliminary Results for the Quarter Ended June 30, 2012
●	Provides post IPO Update Regarding Deferred Tax Asset Position

Mountlake Terrace, WA—July 31, 2012

FS Bancorp, Inc., (the “Company”) (NASDAQ:FSBW), the holding company for 1st Security Bank of Washington (the “Bank”), announced today that its Employee Stock Ownership Plan (ESOP) has purchased 259,210 shares of the Company’s common stock, representing 8% of the number of shares sold in the mutual to stock offering (“Initial Public Offering” or “IPO”). Shares were purchased in open market transactions at an average price per share including commissions of $10.17, resulting in a loan from the Company to the ESOP of $2.6 million to fund these purchases.

“We are very pleased to be able to complete the ESOP share purchases in a timely manner following our initial public offering which was completed on July 9, 2012.  These shares will help us attract and retain quality employees as the Bank begins to deploy the additional capital from the IPO,” indicated Joe Adams, the Bank’s Chief Executive Officer (CEO).

The Bank also announced preliminary results for the quarter ended June 30, 2012, with net income of $621,000 and $898,000 for the three months and six months ended June 30, 2012, respectively. This compares to net income of $443,000 and $1,008,000 for the three months and six months ended June 30, 2011, respectively. Despite earnings for the six months ended June 30, 2012 and the full years of 2011 and 2010, the Bank carries a full valuation allowance related to its deferred tax assets of $2.9 million as of June 30, 2012 and $3.1 million as of December 31, 2011. Management will continue to evaluate all available positive and negative evidence in its determination of the need for a deferred tax valuation allowance in the third quarter. Management anticipates the filing of the Company’s quarterly Form 10-Q with the Securities and Exchange Commission in the second week of August.

This press release may contain certain forward-looking statements about FS Bancorp, Inc. and 1st Security Bank of Washington. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include changes in accounting policies, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The shares of common stock of FS Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Contacts

FS Bancorp, Inc.
Joseph C. Adams, Chief Executive Officer
Matthew D. Mullet, Chief Financial Officer
425-771-5299